Exhibit 99.1

B O S T O N

O M A H A

CORPORATION

2019 Annual Letter

To the Shareholders of Boston Omaha Corporation:

Each year we start writing our annual letter around the holidays and finish right around the time we file our annual report on form 10-K. This year, the same week we completed work on the 10-K, we closed on the acquisition of AireBeam, entering a third line of business, which was important to include in our annual letter to shareholders. Therefore, we decided to take some extra time to include a discussion of that business in this year’s letter.

Even more importantly, while we were finishing this letter, the world entered a global pandemic. The human and economic consequences at this moment are not well known and may have lasting effects on society for years to come.

We have no particular insight on this tragedy and by the time shareholders are reading this letter, the situation is likely to have changed significantly. It is not of any use for us to comment on the situation broadly other than say that we are optimists and we believe in the best in human nature. American ingenuity and collective adaptability will rise to the occasion in this crisis to find a solution.

It is, however, appropriate to comment on the current economic environment in regard to Boston Omaha. Every shareholder has implicitly placed their trust in the company’s management to be good stewards of the company’s resources.

First, the bad news. Boston Omaha’s businesses will be affected by the economic shutdown in various ways depending on the business type, and none are completely immune. We will take our share of revenue loss and increases in operating expenses as we go through this with everyone else.

The good news is we long reported to you the importance of managing Boston Omaha so that it was financially strong and capable of withstanding unknown storms that are sure to occur over time. We also have spilled quite a bit of ink on how we believe our largest business (billboards) has fairly low ongoing capital requirements to maintain its competitive position, a related point in our opinion. Let’s take a quick inventory of the situation at Boston Omaha as we entered this storm.

Boston Omaha began 2020 with more than $147mm in unrestricted cash and liquid investments, of which over $91mm was in cash and short-term U.S. Treasury securities.1

The parent company is debt free and provides no guarantees to subsidiary balance sheets.

Link Media Outdoor (“Link”) has a modest amount of debt, well under three times trailing 2019 free cash flow, that is non-recourse to Boston Omaha. Link also has no financially material contractual capital commitments.

1 Includes cash held at UCS, our wholly-owned underwriting business.

A strong balansce sheet has many benefits. First and foremost, following the AireBeam acquisition, Boston Omaha employs 165 people across the country and we continue to have the ability to support, invest in and grow those businesses at a time of uncertainty.

Second, our cash provides us the opportunity to buy more assets when offered at attractive prices.

The future is always uncertain, and no decision is made with perfect data or without risk. We invest when we believe there is an attractive risk reward and an adequate margin of safety, but we cannot be certain that investments made today will achieve the desired returns over time. We can only control the process, not the outcome.

Having said that, when uncertainty reigns and lower prices follow, betting on good businesses in this country becomes materially more attractive as the investor obtains the same returns the business would have generated regardless, but at a much better cost basis.

Since year-end 2019, Boston Omaha has deployed approximately $14mm into purchasing its new fiber business and over $20mm into additional publicly traded securities giving us ownership in a few businesses we have long followed at what we believe are attractive prices. We stand willing and able to invest more of our current excess cash, over and beyond our self-imposed minimum cushion, for the right deal.

Now let’s dive into our annual discussion and review of the company.

* * * * * *

Boston Omaha Corporation reported an increase in net worth of approximately $30mm for fiscal year 2019. Book value per share, increased 2.9% last year. Since present management first took over in early 2015, book value per share has grown from $7.48 to $14.68, as of December 31, 2019, a compounded annual return of approximately 16%.

In the past we have walked shareholders through the large depreciation and amortization charges imposed on our income statement that are over and above our view of true economic expense in our largest business, billboards.

In March of this year, we entered a new business line when we purchased a broadband provider called AireBeam that will continue to invest capital in its fiber to the premises build out. Laying fiber also happens to come with large future upfront depreciation charges, far greater than the capital expenditure needed to maintain the asset over the same time period.

As a result, we do not believe book value per share alone will be a great statistic to use for the next few years, and possibly longer, in tracking Boston Omaha’s progress.

And in even worse news, we have no other single statistic to suggest that will.

But as a reminder, and as we have stated since the beginning, Boston Omaha’s objective is growing intrinsic value per share while maintaining an uncompromised financial position. Book value per share is simply an approximate figure for intrinsic value per share. If intrinsic value is growing, it usually can be observed over time in some combination of growth in per share book value, earnings power and/or cash flow.

The bulk of this letter is meant to update shareholders on each of our investments in productive assets, noting their progress or the lack thereof. The goal being shareholders have information for themselves to then decide if intrinsic value is building. As to not bury the lead, management believes that intrinsic value grew in 2019.

In addition to the productive assets we own, we also have another but different asset, cash. We are always on the look-out for ways to exchange that excess cash for more productive assets, hoping to eye something we understand and that is available at an attractive price. If our glasses are foggy or the sun is in our eyes, we sit tight.

Before we get into the business operations of our productive assets, let’s start at a high level with a quick recap of the past five years.

On February 13, 2015 we purchased 95% of the shares in a tiny public company whose sole asset was a piece of commercial real estate in Houston that housed a sushi restaurant.

We then divested the real estate and proceeded to raise cash by issuing stock to purchase business interests we both understood and find attractive to own long-term.

As of year-end 2019, approximately $260mm of cash raised has been deployed into business interests and, again, we retain over $91mm in cash and short-term U.S. Treasury securities.

We often think about Boston Omaha as existing in two buckets: controlled businesses and non-controlled businesses.

Controlled businesses do not mean that we operate them from headquarters but rather we own a majority and more importantly, control paid in capital, capital retained, and the mix of both debt and equity capital used.

Post the recent 90% acquisition of AireBeam, we now have three controlled businesses that can both produce positive cash flow for Boston Omaha parent and provide options to deploy additional capital: billboards, surety insurance and broadband telecommunications.

Link does not require much capital to grow organically and therefore the opportunity to employ more capital, in any material way, will remain lumpy and opportunistic based mostly on how many billboard assets come up for sale at reasonable prices.

General Indemnity Group (“GIG”) has experienced significant growth in revenues and we have continued to add capital as needed to support that growth. At present, GIG is focused on streamlining its operations and seeking to acquire more customers through a number of different channels.

Our newest business in broadband, has a far different immediate outlook on capital deployment. Acquiring the business was just the first step. The second step is to invest material additional capital into putting fiber into more homes in areas where our service offers a far superior value proposition for customers over existing services and our cost to lay the fiber leads to sufficient returns.

In non-controlled businesses, we own a minority interest and we do not fully control when and if we get cash out of the business, the majority owners who manage the business make that decision. However, our minority owned interests are important to Boston Omaha, and in every case, if we could own all or a majority of the business we would.

Our non-controlled businesses include our interest in Crescent Bank and Trust, Dream Finders Homes, Logic Commercial Real Estate, 24th Street Asset Management and any other public or private securities or real estate interests we may own from time to time. Even though we do not control these businesses, nor are we the sole decision maker on where incremental capital generated is reinvested, they are important contributors to our aggregate earnings power and therefore the intrinsic value of our business.

Overview

Before diving into our business lines, let's review what we own as of year-end. Recall that our newest line of business in broadband telecommunications was acquired in 2020. The table below shows how much of our assets as of year-end are in each segment.

($ in millions)	2019	2018	2017	2016	2015
Cash[2]	$84.5	$94.0	$86.2	$24.7	$13.2
Billboards[3]	221.7	172.8	32.0	21.4	9.9
Insurance[4]	44.2	35.6	24.2	18.6	-
Minority Investments and Other[5]	42.6	29.8	11.1	1.0	0.7
General Securities	43.9	-	-	-	-
Total	$436.9	$332.2	$153.5	$65.7	$22.8

Readers of our previous letters will notice a new row to our annual breakdown here labelled “General Securities.” Prior to 2019, we kept our dry powder in only cash and treasuries. We will discuss that change in more detail in the section of this letter titled “Investments in Securities.”

Though 2019 did not see as many acquisitions for our company, there was plenty keeping us busy. We spent the year assimilating all our large billboard acquisitions, streamlining operations at GIG, expanding our investment in Dream Finders Homes, reviewing multiple opportunities in the fiber business, preparing for the first 24th Street fund, and increasing our staff at headquarters by a full 33%.

On that last one, we are referring to our fourth person at headquarters, the “Marvelous” Max Meisinger as Controller. Max came to us from KPMG and has been a huge help to Josh Weisenburger who we still refer to as “Captain America” for how unflappable Josh is no matter how much work is thrown his way. He and Max make a great team in taking on more and more responsibility as our businesses grow and also in lowering the various professional fees incurred at the parent company.

Your Co-CEO’s job descriptions have not changed. Our first job is to oversee the progress of our owned businesses and align incentives for our management teams. We are deeply involved in budgets and certain particulars of each business; however, we give the managers significant autonomy in managing day to day operations.

2 Includes short-term U.S. treasury securities but excludes cash balances held within UCS, our wholly-owned underwriting business.

3 Excludes cash balances held within billboards operations as they are captured in “Cash” as shown above.

4 Includes cash balances held within UCS, our wholly-owned underwriting business.

5 Investments in unconsolidated affiliates and other parent company assets.

Our second job is to allocate capital to where we think it is best treated long-term. Whether that is in our existing businesses or in new opportunities. We measure all birds that have some probability of being in the bush against birds in the hand. Opportunity cost is a marvelous hurdle when you have multiple options, including more than one majority owned business of high quality.

In either event, our goal remains to grow intrinsic value per share and to make sure that the company is financially sound, understanding that cycles come and go, and Boston Omaha needs to be able to both survive and thrive regardless of the external environment.

Billboard Operations at Link Media Holdings

As of December 31, 2019, we have invested over $190mm in billboard assets. In exchange for our cash, we operate approximately 3,000 structures and have approximately 5,600 advertising faces for rent in 11 states. Of all those faces, only 63 are digital, the rest are static. Link remains our largest business, measured in assets, revenues and cash from operations.

We have written extensively in previous annual letters on why we believe billboards are attractive for Boston Omaha. For a brief review: (i) they generally have earned a favorable return on tangible equity capital, (ii) from that initial return, cash flow can grow over time without needing much incremental capital, and (iii) that growth can endure long-term if demand continues to grow while supply constraints remain in many markets.

This past year, we made a paltry $10mm in additional billboard purchases. We say paltry because that is 7% of what we spent on billboard acquisitions in 2018. It is important to not correlate progress with purchase activity. As we alluded to earlier, 2019 may have been the most transformative year for Link to date.

First of all, we bid a fond farewell to Jim McLaughlin in his retirement at the end of 2019. Jim guided Link from a subscale billboard operation to the sixth largest outdoor advertising business in the country.6 In 2019, Link generated over $7mm in operating cash flow for Boston Omaha, and at a size and scale that allowed the company to access the debt market on attractive terms which provided Boston Omaha with an additional $18mm of low-cost capital to deploy.

More importantly, Jim collected a team of talented managers who are doing the hard work of continuing to integrate 26 separate billboard deals into a streamlined and more efficient company at scale.

On April 3rd, we were pleased to announce that one of those managers, Scott LaFoy, was offered and accepted the CEO position. Scott has served as interim CEO since the beginning of the year. We conducted a thorough process and interviewed a number of exceptionally qualified and talented prospects; however, in the end, we were convinced that the right person for the job was already in that role.

6 As reported by Billboard Insider on March 2, 2020

Since coming onboard, Scott hit the ground running and hasn’t stopped. In addition to immediately decentralizing our operations to unleash talented district managers, Scott is also making sure that Link is a good corporate partner to our many small and local businesses hit hard by the current pandemic.

Reviews of our progress on all fronts to date are good but there remains significant work to do both on the revenue side and on the cost side, to get to what we think is the underlying cash flow generating capability of our asset base. As the company continues to find ways to sell more ads while rationalizing costs, the cash flow can be sent to Boston Omaha for us to invest.

In our present footprint there are a number of tuck-in acquisition opportunities sourced by our team, and if the price and terms are right, we will consider purchasing for Link. As we are a larger company now, few of these are likely to reach the threshold of materiality necessary to trigger a separate filing requirement, but you will be able to continue tracking our capital spent on billboards in our filings and our letter.

Below are the updated pieces of data we believe are important to understand Link’s progress.

($ in millions)	2019	2018	2017	2016	2015
Revenue	$28.4	$14.1	$5.3	$3.2	$0.7
Land Cost %[7]	21.9%	21.3%	26.7%	17.3%	16.1%
Overhead %[8]	9.6%	14.9%	16.7%	17.4%	15.1%
Net Working Capital[9]	$2.8	$3.1	$0.8	$0.6	$0.2
Tangible PP&E, Net	$36.7	$41.6	$9.1	$5.6	$4.2

Shareholders can continue to track progress at Link by revenue growth, land cost trends over time, scaling of overhead expense, and cash flow generated relative to both our tangible PP&E plus working capital investment and our total investment.

7 Land lease expense on billboards where we do not own the land as a percentage of revenue.

8 Overhead is Link Media corporate employees, office and software as a percentage of revenue.  Overhead costs declined as a percentage of revenue in 2019 due to the Key, Waitt and Tammy Lynn acquisitions completed in Q3 2018.

9 Adjusted for current portion of lease liabilities related to ASC 842 implementation.

Insurance Operations at General Indemnity Group

To date we have deployed $36mm of capital into GIG. Our investments in this business since the spring of 2016 have built a national monoline surety business writing over $14mm in total business last year and having $17mm of surplus at December 31, 2019.

The two sides of the business, distribution and underwriting, are increasingly benefiting from one another as our insurance carrier, United Casualty and Surety Insurance Co (“UCS”) has grown premiums written 582% since we purchased the business at the end of 2016 and received authority to conduct business in all 50 states. That rate of growth sounds high, but it was off of a tiny base to start with and is far more likely to slow than continue at that pace.

At the end of 2019, UCS held admitted assets of $30mm. The chart below is a breakdown of the composition of UCS’s assets at the end of each year.

	2019	2018	2017
Cash	34.4%	72.9%	62.6%
Bonds	17.6%	20.2%	34.6%
Stocks	43.3%	-	-
Other	4.7%	6.9%	2.8%
Total Admitted Assets[10]	100.0%	100.0%	100.0%

As our admitted assets have grown, and we better understand the nature of the premium and development of our core businesses, we have allocated a larger component of our assets to equities. The composition of the equity portfolio limits exposure to large liquid securities and complies with various regulatory guidelines. Over time, this has the potential to provide additional earnings power for UCS beyond its underwriting operations.

Insurance accounting recognizes revenue from underwritten premium only as it is earned, which is spread over the life of the bond. Therefore, UCS wrote over $14mm of insurance last year (a 100% increase over 2018) but recognized almost $11mm of premium revenues, a 244% increase over the prior year.

Top line growth is of course, important to report, but there is a key metric we follow more closely.

10 Admitted asset allocation is based off UCS’ statutory financials and are non-GAAP

($ in millions)	2019	2018	2017
Gross Written Premium	$14.6	$7.3	$2.3
Controlled Premium	$4.9	$2.8	$1.5

Controlled premium is a critical measurement for us at GIG. We use that term to mean premium that GIG originates in one of its affiliated agencies or at UCS and is where UCS bears the risk on the policy. In other words, controlled premium is where we control the whole premium dollar, from start to finish.

Controlled premium provides us the most comprehensive data possible on which we can make an economic decision for our capital investment because we incur both the distribution and underwriting costs for the entire dollar of premium. There are thousands of different types of surety bonds and we use loss data and customer acquisition expense to help us figure out where to build the business.

We have observed that often in traditional surety businesses, there is little communication between the agents and their cost to prospect and acquire customers, and the insurance companies that underwrite the risk. They each often only know the cost of their respective portion of the premium received.

There is a big difference between knowing the commission rate for a dollar of premium and knowing the actual customer acquisition cost for that same dollar of premium. As we focus our resources and attention on controlled premium growth, it is important to note that the remainder of our gross written premium may very well decline because we consider that opportunistic and we do not control the production. That premium can be moved to different markets by the agent, the nature or price of the risk profile can change so as to no longer meet our criteria, or it could go away for other reasons outside our control.

Dave Herman joined us over a year ago and has done a tremendous job coordinating the operations of the companies that comprise GIG. Dave has impressed us all with his rigorous use of data to dissect each component of each business to allow him and the team to make even better decisions on what surety risks to write and at what price. Dave also brings the same rigor to the analysis of acquiring more customers, determining how much to invest and what channels to use.

As we discussed in last year’s letter, in addition to growing the business, we have been focused on appropriately scaling our overhead by making investments in people and processes across the various GIG acquisitions. Much has been done, and much is left to do, but progress to date has resulted in GIG achieving positive cash flow from operations for the first time in 2019.

	2019	2018	2017
Expense Ratio[11]	74.2%	102.4%	89.1%
Loss Ratio	16.3%	11.8%	0.7%

Last year’s losses and loss adjustment expense (loss ratio) came in below our expectations, which will not always be the case. While our loss performance remains below industry averages, we expect as we continue to grow our premiums written that those losses are likely to increase as a percentage of earned premium. And that is fine by us, as long as we properly price for those losses.

We will also be watching for any potential impact that the economic slowdown caused by the pandemic may have on claims made.

Shareholders should continue to track the progress of GIG by net earned premium at UCS compared to the growth of employee and general and administrative costs, our loss ratio, and surplus growth.

Fiber Operations at AireBeam

“This Internet Thing is Apparently Going to be a Big Deal”

– Adam circa 2019

In 2004, AireBeam was born south of Phoenix and today provides broadband internet services to over 7,000 customers in southern Arizona. Most of the current network is fixed wireless, meaning that AireBeam broadcasts from towers to receivers on homes. This works well in a geography where there aren’t many trees or other structures blocking those signals.

Of particular interest to us, AireBeam has been spending its free cash flow laying fiber optic cable to homes in its existing network. It’s natural that you may wonder “why we would be interested in fiber?” Glad you asked.

We think fiber to the home has the potential to be an attractive business because it has a stable revenue, tax advantaged cash flow, anticipated growth in demand for the foreseeable future, and low ongoing costs to maintain the long-life of the network.

Like many businesses, there is a long road to hoe from attributes that look good on paper to achieving real financial returns. Much of the latter depends on a strategy, market selection, and execution that leads to enough customers on your network long-term to justify the financial cost of laying the fiber.

11 Expense ratio includes acquisition and non-acquisition expenses.

There are a certain number of “pipes” going into and out of homes carrying various essentials such as water, electricity, gas, sewage and data. Of those essentials, data is the most likely to grow orders of magnitude larger five, ten and twenty years from now. Glass in fiber optic cable comprises the one pipe that can support massive increases in volume throughput without the corresponding capital needed to expand its current physical pipe size.

And greater capacity is needed. Data usage has recently been growing over 30% per annum.12 Hopefully your sewage needs are not.

Furthermore, there has been a pronounced observable relationship between higher capacity networks and consumption to date. Provide users more capacity and their usage has increased.

When we learned about AireBeam’s current assets, their strategy and particulars of their markets, we dropped everything and boarded a plane to Phoenix. What we found was a business earning attractive returns on its existing assets and a runway that with additional capital looked scalable.

In our opinion, AireBeam’s operations and targeted markets combine a host of variables to create a local competitive advantage. However, the single most attractive attribute going forward may be the discipline to target areas where laying new fiber provides customers with a significantly better product as opposed to just a better product, leading to high take rates on the built network.

What is a significantly better product? The answer is a product that can provide a lot more capacity. Fiber to the home can offer far better speeds than copper-based lines.

Returning to the earlier pipe analogy, one way to compare the data delivery capacity between copper and fiber, if copper were a two-inch-wide pipe, fiber would be a river fifteen miles across.13 AireBeam prospects and builds internet connectivity currently in areas where largely the only option is digital subscriber lines (DSL), the version of copper used most often by traditional telephone companies.

Cable companies also use copper in coaxial cable lines; however, this particular technology can deliver more bandwidth than phone lines. Coaxial’s data capacity remains far below the capacity of fiber, but with bundled services such as television and phone, cable companies at present offer a more competitive product and therefore a higher hurdle for customer acquisition.

12 OpenVault Broadband Industry Report 4Q 2019 the median monthly weighted average usage was 190.7 GB, up nearly 32% from 4Q18’s 144.8 GB.

13 Fiber: The Coming Tech Revolution - And Why America Might Miss It, by Susan Crawford

We prefer lower hurdles and appreciated AireBeam’s focus on finding markets where they can be the first truly high-speed network in town.

Like buying billboards, building fiber networks requires investing large amounts of capital upfront. And like billboards, fiber assets generally last longer than the timeframe in which they are required to be depreciated on our income statement. If we are right about that timeframe, the depreciation expense we will incur annually exceeds, by some margin, the actual amount of capital expenditures necessary in the medium term to keep those assets producing growing cash flow.

In the short term, our book value could take a hit from those non-cash amortization and depreciation charges, even though the underlying intrinsic value is growing.

We have entered the fiber to the home business without the use of leverage. Again, similar to billboards, fiber assets lend themselves at scale to benefit from the reasonable use of leverage, and if it makes sense in the future to add some debt, we will do it. Of course, expect that if we use debt, it will likely be in lesser amounts than our peers and never with recourse to the parent company.

The fiber business, and AireBeam in particular, is a great fit for Boston Omaha. It takes significant capital upfront, the skills of experienced engineers and broadband entrepreneurs to execute the business plan and should benefit from a forever-home with no sell by date.

As we continue to look for opportunities to grow our fiber footprint in a disciplined manner, and as we harvest the anticipated cash flow from the existing network, shareholders can track our progress as we report homes passed, subscribers, ARPU (average revenue per user), and total capital expenditures.

Minority Investment Operations

Our minority investments as a whole are around 10% of our total GAAP balance sheet assets but our share of their collective earnings power is far more material to Boston Omaha in our estimation of intrinsic value. These investments are in four private businesses: Logic Commercial Real Estate, Dream Finders Homes, Crescent Bank and Trust, and 24th Street Asset Management.

Here are our minority investments in operating businesses, showing capital invested in common equity, and our percentage of their pre-tax earnings in 2019:

($ in millions)	Common equity capital invested to date	Look through % ownership	Our share of 2019 pre-tax earnings on a look through basis
Logic Commercial Real Estate	$0.36	30%	$0.3
Dream Finders Homes	$10.0	5%	$1.9
CB&T Holding Corp	$19.1	15%	$0.7
24th Street Asset Management	$0.05	49%	$(0.0)
Total	$29.5		$2.9

Logic Commercial Real Estate

Logic Commercia Real Estate (“Logic”) reported approximately $1.3mm in operating cash flow in calendar year 2019. Boston Omaha has owned its 30% interest in Logic since 2015 and has received $0.6mm in distributions to date. In addition to our distributions, Logic has a capital value today that is likely materially more than our carrying value.

From a standing start in 2015, the commercial sales brokerage has been responsible for nearly $1.5 billion of activity in over 1,000 transactions, the square feet under management has grown over 130% to 3.5mm square feet and capital markets has originated more than $100mm in loans. Brendan Keating continues to impress us with his management abilities and his vision.

Commercial real estate services is a cyclical business and business has been good. We believe over time this business will continue to grow both in its current markets of Las Vegas and Reno, NV, and also into new markets.

Nonetheless, there will be down cycles in commercial real estate activity, and therefore it is not a straight line upward. We could be entering one as we type this letter. Given Logic’s management team and financial position, we would expect down cycles to be beneficial even if earnings were to decline, as the opportunity for them to push the peddle on growth, either organically or through acquisition, in talent and new markets, increases.

Logic generally distributes its free cash flow because its business does not take much retained capital to grow organically, and therefore we have received our share on a regular basis which Boston Omaha can then redeploy.

Dream Finders Homes

Dream Finders Homes (“DFH”) reported earning over $40mm pre-tax last year, of which Boston Omaha’s share is just under $2mm. When we purchased shares in DFH at the end of 2017, our $10mm investment was based upon a $200mm valuation as long as DFH earned at least $60mm in combined cumulative pre-tax earnings in 2018 and 2019. Otherwise we would receive additional shares valuing DFH at $140mm.

This would have been a bet we were happy to “lose” and were it not for a couple of unexpected events out of DFH’s control, we are fairly confident that DFH would have met its target. But things happen and as it got closer to the end of 2019, it looked like it could have gone one way or the other. Rather than sitting down to fight over every penny, we decided this was an opportunity to show that we are good partners and agreed to split the valuation down the middle.

Therefore, we did get more shares as we agreed on a $170mm valuation. Unlike Logic, DFH is more capital intensive and will continue to retain earnings. This means we do not obtain our share of cash flow for redeployment. DFH reported a 70% pre-tax return on equity in 2019.

While DFH relies on significant debt to finance its vertical construction, the company has generated its historical returns while maintaining a disciplined model of being a finished lot builder, rather than using capital to hold significant amounts of raw land. The current economic landscape could be tough for all builders, especially ones with too much debt or too much land or both. DFH and Boston Omaha will keep an eye out for opportunities should they appear.

We continue to carry our initial investment in DFH at the same $10mm, but we do own more of the business now and therefore own more earnings power than we did previously. Over 5.5% to be exact.

This change will also mean we report DFH in our financials differently starting in 2020, using the equity method. Our share of earnings will now appear on our income statement. Regardless of the accounting, we will keep shareholders posted on operations each year in our annual letter.

In early 2020, we obtained the additional shares from our original investment in DFH and in 2019 we also invested an additional $12mm into two series of 1 year 14% redeemable preferred to assist DFH in an acquisition. Subsequent to year-end, we were repaid $6mm of the preferred series.

Confused yet? Here is a breakdown of the securities we own in DFH and their basic characteristics as of today.

DFH Security	Purchased	Outstanding	Terms

Common	$10mm	$10mm	Non-voting units, over 5.5% ownership

Convertible Preferred	$12mm	$6mm	14% interest year one, 17.5% interest year two, convertible to common under certain circumstances at our option

DFH sold over 2,000 homes last year, making them one of the larger private homebuilding companies in the country.

Pat Zalupski and the team he has assembled at DFH are continuing to build their business sticking to the discipline of investing capital primarily in the vertical construction of homes. If done in a disciplined manner over entire cycles, we believe it can lead to attractive returns on equity, and with less risk than would be assumed if equity or debt capital were deployed in large amounts to own land.

CB&T Holding Corporation

CB&T Holding Corporation (“CBT”), which wholly owns Crescent Bank and Trust, earned around $4.8mm in pre-tax income last year, of which Boston Omaha’s share is around $0.7mm on a look through basis. The bank continues to earn well below our calculation of its probable normalized earnings power, and it remains on our balance sheet at its cost of $19mm.

In calendar year 2019, CBT’s pre-tax return on assets equaled 0.5% and pre-tax return on equity equaled 4.6%. As we indicated in last year’s letter, we anticipated subnormal returns for the bank as it continues to undertake significant investment in its systems and operations. These investments will be ongoing into 2020 to some degree and are designed to allow it to scale its loan volume, service loans more efficiently, and lower operating costs.

We are pleased with all the work being done by the team at CBT and believe they are positioning the bank to potentially achieve higher returns on assets and equity over time. Automation of their underwriting is producing higher quality, more profitable loans in a fraction of the time and cost. However, the team is being prudent as they roll this feature out, watching and studying the results carefully to make sure that the application of this newer technology in their platform meets expectations.

CBT continues to enjoy a significant structural advantage among other subprime auto loan providers in that it is a bank among many non-banks in the business. As laid out in last year’s letter, CBT issues competitive yielding certificates of deposits to customers thereby funding their operations at a low cost. More importantly, a low cost materially below the interest expense incurred by its non-bank peers who use bank debt or rely on the unreliable securitization market. This can provide CBT with a competitive advantage.

We will not be immune from any loan issues that may arise in the near term given the economy but we believe CBT is as prepared as any competitor with access to capital to fund new loans and excess equity capital over and above its regulatory minimums.

We continue to be extremely happy being 15% partners with the Solomon family who control the ownership of CBT, as they have since 1991. We have told Gary Solomon that we would own more if given the chance as he continues to grow and scale the business over time.

24th Street Asset Management

24th Street Asset Management (“24th Street”) was organized in 2018 and we own just under 50% of its economics through a direct investment in 24th Street and our 30% ownership of Logic. Brendan Keating and his team own the other half.

24th Street makes loans and direct investments in commercial real estate. Long before Boston Omaha existed, Adam and Brendan managed partnerships together to invest in commercial real estate.

The opportunity we see at present revolves mostly around secured lending on commercial real estate, as funding for many participants appears to have come to a halt. We believe we can earn reasonably good returns for the risk taken in these shorter-term secured loans as we wait out the possibility of prices to actually buy and operate commercial real estate returning to attractive levels.

Boston Omaha shareholders benefit in two ways from 24th Street, first as a potential investor (we are investing $3mm in the first fund that is now getting underway) and second, through owning half of the asset manager.

In our view, having an asset management business along with the full suite of commercial real estate services at Logic is a great combination. When commercial real estate is booming, the services business generally has a tailwind as it has had the past few years, and when times are tough, the asset management business has a growing opportunity set as we may see unfolding today.

Investments in Securities

In 2019, another type of minority investment position entered our balance sheet in a more material way: publicly traded securities.

We analyze and make any investment decisions with a public security in the same manner as our private minority investments. We look for good management of a business we understand with a price we believe to be attractive.

However, there is a difference between the two as a public security has a market open between the hours of 9:30 am ET and 4 pm ET Monday through Friday where one can exchange their interest for cash or add to their interest, should they so desire. That option has value, even if its amount is vague and debatable.

Boston Omaha’s investment policy in regard to common stocks limits us to large market cap, liquid securities. The publicly traded nature of these securities, though prices can and do change materially at times, provide an ability to move capital more easily between both the private and publicly traded options available to us.

During calendar 2019, Boston Omaha invested approximately $35mm into these types of liquid public securities. Shareholders should not be surprised to see us putting additional amounts to work making general purchases of stocks or bonds for our account, as we have done so far this year.

What you should be surprised by is hearing us talk about what we bought and why, as we do not intend to review that in any more detail than we are required to in our filings. Doing so opens a pandora’s box of opinions from those that agree and disagree with our purchases. Regardless of how well intentioned all that advice may be, we prefer to leave the phone lines to HQ clear for calls on potential business opportunities.

We believe that adding the option of investing in liquid public securities for Boston Omaha has the potential to enhance shareholder returns over time if we apply the same disciplined approach that we do to our other investments. However, it will also add the potential for material volatility in our reported earnings as market price changes flow through our income statement quarterly. These short-term market price changes will often have little correlation to the underlying businesses operating results, which are what we follow with great interest. Long-term, security prices tend to converge with the underlying businesses results.

Operational Updates

To recap, for four of the five years your Co-CEO’s have been employed by the company, Alex waived his full salary, and for five of those years, Adam waived his full salary as well. Last year Alex started taking his salary and this year Adam joined. The reason for this is we believed the right thing to do was shepherd the company to a scale where we felt those salaries could be afforded. Boston Omaha’s cash flow from operations has grown significantly over the past five years, and perhaps a little bit faster because it was unburdened with management salaries in its early years.

To date, we have kept office costs in check by sharing space, keeping square footage to a minimum, and getting the benefit of lower costs having our headquarters in Omaha rather than Boston. However, we are running out of hallways to turn into offices and earlier this year, we bit the bullet and secured some larger long-term space for the company. Sometime later this year, we will be the sixth tenant at the First National Bank building in downtown Omaha. Our deal is cost competitive and allows for some flexibility for more space down the road if we need it.

Now for a good bit of useless trivia: the First National Bank building is the tallest building between Chicago and Denver. You are welcome to impress your friends with that fact at your next dinner party.

As for Alex in Boston, his office lease ended at the end of 2019 and he’s opting to work out of his mother’s apartment. Good thing he’s already married, or he’d have a hard time getting a date.

A Review of Our Framework for The Road Ahead

You are more likely to see us open a new sushi restaurant than to catch us making quarterly or annual earnings forecasts.

We think it is a better use of time to lay out our general decision-making framework rather than try and predict the future. When it comes to making decisions, we try our best to apply the following framework:

●	Get incentives right – We’re always working to align incentives.

●	Decentralization – Find smart, energetic people with integrity, give them responsibility and let them manage.

●	Long-term thinking – Never need an exit price to justify an investment.

●	Focus on cash – We want businesses that produce more cash than they consume. If someone else hasn’t figured out how to make a business do that, we probably can’t either.

●	Partnership – We try to be the kind of partner that we would want to partner with.

If you have a business to sell and this sounds attractive to you, give us a call at (857) 256-0079 and don’t worry about the voicemail greeting. That is there to discourage the cold calls for corporate phone services as well as any foreign Prince’s long-lost brother-in-law looking for us to wire them money so they can send us lottery winnings.

Or email us through our website: bostonomaha.com.

Annual Meeting and Closing Remarks

Our fifth annual shareholders meeting was scheduled to return to Omaha on May 30th. Given the current global health crisis, we will be holding the business portion of the meeting telephonically at 9 a.m. that Saturday morning.

Our hope is to schedule a special shareholder’s meeting later this year when we can meet in person and answer any and all questions about billboards, surety, fiber, banking, homebuilding, commercial real estate, and sushi restaurants. Date and location is yet to be determined, please stay tuned.

Thank you for your investment in Boston Omaha Corporation and our sincere best wishes to each of you and your families.

Adam K. Peterson	Alex B. Rozek

Co-Chairman of the Board	Co-Chairman of the Board
Omaha, NE	Boston, MA

Safe Harbor Statement:

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of Boston Omaha Corporation. These statements are only predictions based on current assumptions and expectations. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should be considered forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the global economic impact of the COVID-19 coronavirus pandemic, the conditions affecting the markets in which Boston Omaha and our subsidiaries and companies in which we have invested operate, including the fluctuations in spending by customers in the industries which Boston Omaha, our subsidiaries and the companies in which we have invested operate, fluctuations in sales results, the ability of Boston Omaha to successfully integrate operations and employees from recent acquisitions, Boston Omaha’s ability to realize anticipated synergies and cost savings from acquisitions, competition from larger or more established companies in the markets we, our subsidiaries and the companies in which we have invested provide services, our ability to successfully grow the businesses we have acquired, our ability to successfully grow our business, changes in government regulations, potential fluctuations in our quarterly results, the impact in our quarterly financial results due to changes in the stock prices of publicly-held securities we own and the financial performance of certain companies in which we have invested where we report their financial results in our statement of operations, acquisition and strategy risks, volatility of our stock price, financial risk management, and the other factors described in “Risk Factors” Part 1, Item 1A in the 2019 Form 10-K. Boston Omaha is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.